EXHIBIT 99.1
MEMORANDUM

TO:	All Directors and Executive Officers of Fidelity National Information Services, Inc.

FROM:	Michael L. Gravelle Goodloe M. Partee

DATE:	July 6, 2010

SUBJECT:	Notice of Blackout Period with Respect to Trading of Common Stock of Fidelity National Information Services, Inc.
     Fidelity National Information Services, Inc. (“FIS”) has today commenced a self-tender offer for up to $2.5 billion in aggregate purchase price of shares of its common stock, $.01 par value per share. The self-tender offer is being made to all of FIS’ shareholders, including participants in the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan, the Metavante Retirement Program and the NYCE Corporation Employee’s Tax Deferred Savings Plan (each a “401(k) Plan” and collectively, the “401(k) Plans”) who have shares of FIS common stock credited to their 401(k) Plan accounts. 401(k) Plan participants who decide to direct the plan trustee to tender their interests in shares of FIS common stock credited to their 401(k) Plan accounts will temporarily be unable to conduct transactions with respect to the tendered portions of such accounts while their tender instructions are being processed and during the settlement period for the tender offer. This period of suspended transacting and trading for tendering 401(k) Plan Participants is called a “Blackout Period”. The Blackout Period is currently expected to begin at 4:00 p.m., Eastern Time, on Friday, July 30, 2010 and to end during the week of Monday August 9, 2010 (the calendar week beginning Sunday August 8, 2010). You will be notified if the timing of the Blackout Period changes, and you will be notified when the Blackout Period ends.
     As a result of the Blackout Period, Regulation BTR requires that we impose trading restrictions on directors and executive officers during the Blackout Period if 50% or more of 401(k) Plan participants experience a suspension in trading/transacting of more than three consecutive business days, and Rule 104 of Regulation BTR requires the Company to timely notify its directors and executive officers, as well as the Securities and Exchange Commission, of the Blackout Period. Consequently, although we are unable to gauge at this time whether the 50% threshold will be met (and thus actually trigger the imposition of this mandatory trading restriction period), we are required nevertheless to plan for the institution of trading restrictions during the Blackout Period as set forth in this notice. If fewer than 50% of the 401(k) Plan participants actually elect to participate in the tender offer, we will notify you promptly, and in such case no related trading restrictions will actually be implemented.
     The restrictions described in this memorandum are in addition to the restrictions in place under FIS’ insider trading policy, which currently restricts you (with certain limited exceptions) from acquiring or transferring any equity securities of FIS (or derivative securities of those equity securities) through close of trading on July 22, 2010 (assuming our second quarter earnings release is published on July 20, 2010 as scheduled).
     The following restrictions and limitations involving FIS securities and 401(k) Plan transactions will apply during the Blackout Period.
     1. You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of FIS (or derivative securities of those equity securities) during the Blackout Period. There are certain narrow exceptions for dividend reinvestment plans, certain automatic non-discretionary transactions within employee benefit plans (but not the 401(k) Plans), automatic formula grant programs, and exchanges by operation of law in connection with a merger, acquisition or a similar transaction.
     2. This prohibition is imposed because, during the Blackout Period, participants who tender a portion of their interests in shares credited to their accounts in the 401(k) Plans will not be permitted to enter into transactions under the 401(k) Plans with respect to such tendered portion of their accounts. Pursuant to Regulation BTR, if fewer than 50% of the participants in the 401(k) Plans elect to participate in the tender offer, the trading prohibitions set forth herein will not be implemented. We will notify you promptly if we determine that the applicable thresholds have not been met and consequently that these restrictions will not apply.
     3. The prohibition on sales and other transfers described in paragraph 1 above applies only to equity securities of FIS (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of FIS. It is important to note that any such security you sell or otherwise transfer will automatically be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. The tender offer itself also imposes restrictions on purchases by FIS directors and executive officers. Those restrictions began when the tender offer was announced. We will notify you when they are no longer in effect.
     4. Participants in the 401(k) Plans that elect to participate in the tender offer generally will be prohibited from engaging in certain transactions with respect to tendered portions of their FIS 401(k) Plan stock investments (e.g., directing or diversifying investments in their individual accounts with respect to such tendered securities, obtaining loans or obtaining a distribution with respect to such tendered securities, in each case to the extent permitted by the terms of the applicable plan) beginning at 4:00 p.m. Eastern Time on July 30, 2010 and ending during the week of August 9, 2010. You will be informed if the timing of the Blackout Period changes, and you will be notified when the Blackout Period ends. In particular, please note that in accordance with the terms and conditions of the tender offer, FIS may extend the expiration date of the tender offer, in which case, the commencement and ending dates of the Blackout Period will be adjusted accordingly.
     This notice is provided to you pursuant to the requirements of Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306 of the Sarbanes-Oxley Act of 2002.
     For inquiries concerning either this notice or the Blackout Period (including regarding any changes in the start of the Blackout Period or regarding the exact end date of the Blackout Period), please contact Michael L. Gravelle (904-854-5024) or Goodloe M. Partee (904-854-5477), by telephone or by mail at Fidelity National Information Services, Inc. 601 Riverside Avenue Jacksonville, Florida 32204.
     If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by contacting Michael L. Gravelle or Goodloe M. Partee as indicated above.
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